Exhibit 99.1

Contacts:
George E. McHenry	(512) 777-3800
Russell G. Allen	(512) 777-3800

HANGER ANNOUNCES 2013 YEAR-TO-DATE ACQUISITIONS TOTALING

$10 MILLION OF ANNUALIZED NET REVENUE

Austin, Texas, August 19, 2013 /PRNewswire/ —

Hanger, Inc. (NYSE: HGR) today announced that in 2013 year-to-date it has completed the acquisition of four patient care companies comprised of nine clinics in six states with annualized revenue of approximately $10 million. The acquisitions are East Coast Orthotics, Inc.; Nascott, Inc.; Keller’s Limb & Brace, Inc. dba Snell’s of Jackson; and Development & Research, Inc., dba San Juan P&O.

“We are pleased to welcome these great companies and their over 60 dedicated clinicians and staff to the Hanger team,” commented Vinit K. Asar, President and CEO of Hanger. “We are half way to meeting our 2013 goal to acquire annualized sales of approximately $20 million. Our pipeline of transactions remains healthy.”

About Hanger, Inc. — Built on the legacy of James Edward Hanger, the first amputee of the American Civil War, Hanger, Inc. (NYSE: HGR) delivers orthotic and prosthetic (O&P) patient care, and distributes O&P products and rehabilitative solutions to the broader market.  Hanger’s Patient Care segment is the largest owner and operator of O&P patient care clinics with in excess of 730 locations nationwide.  Through its Products & Services segment, Hanger distributes branded and private label O&P devices, products and components, and provides rehabilitative solutions.  Steeped in over 150 years of clinical excellence and innovation, Hanger’s vision is to be the partner of choice for products and services that enhance human physical capability.  For more information on Hanger, visit www.hanger.com and follow us at www.Facebook.com/HangerNews, www.Twitter.com/HangerNews, and www.YouTube.com/HangerNews.

This document contains forward-looking statements relating to the Company’s results of operations.  The United States Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements.  Statements relating to future results of operations in this document reflect the current views of management.  However, various risks, uncertainties and contingencies could cause actual results or performance to differ materially from those expressed in, or implied by, these statements, including the Company’s ability to enter into and derive benefits from managed care contracts, the demand for the Company’s orthotic and prosthetic services and products, the impact of reviews, audits and investigations conducted from time to time by governmental agencies, and the other factors identified in Item 1A, “Risk Factors” in the Company’s periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934.  The Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.